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MindSpring Enterprises, Inc.
Ed Hansen
(404) 287-0893
edhansen@mindspring.net

            MINDSPRING PURCHASES SPRYNET SUBSCRIBERS AND OTHER ASSETS
                           FROM AMERICA ONLINE, INC.

ATLANTA, GEORGIA, SEPTEMBER 10, 1998 - MindSpring Enterprises, Inc. (NASDAQ:
MSPG) today announced a definitive agreement with America Online, Inc. (NYSE:
AOL) to purchase the SPRYNET subscriber base of approximately 180,000 individual Internet access customers in the United States and Canada and various assets used in serving those customers, including customer support and network operations facilities in Seattle, WA. MindSpring also acquires all rights held by AOL to the " SPRYNET " name, as well as select software and equipment.

Charles Brewer, MindSpring's founder and chief executive officer, said, "Acquiring SPRYNET's customers helps MindSpring continue on our quest to become a major player in the telecommunications industry of the future. Serving the consumer Internet segment with a high level of service, while maintaining profitability, is one of our greatest strengths. We think that the SPRYNET subscribers will be very impressed with MindSpring's dedication to making their Internet experience the best possible, and our ability to make this transition as seamless as possible for them."

America Online, Inc. acquired SPRYNET in February 1998, when it acquired CompuServe Interactive Services, Inc.

Mayo Stuntz, President, CompuServe Interactive Services, Inc., added, "This transaction allows us to realize our objective of finding a strategic alternative for SPRYNET and represents a good value for America Online. It enables us to focus exclusively on our core CompuServe Internet online brand. We are confident that MindSpring will give SPRYNET customers a good home."

MindSpring expects to pay America Online between $35 million and $45 million in cash in this transaction, with the final amount to be determined by the number of subscribers who make the transition to MindSpring's service. The company expects the transaction to be completed later this fall, subject to certain customary closing conditions.

MindSpring is a leading Internet service provider focused on delivering outstanding service and support to its customers. By following its core values and beliefs, MindSpring is committed to doing an exceptional job of serving its customers, its employees, its owners and its community. MindSpring's dial-up subscribers can browse the World Wide Web, send electronic mail, participate in informative online chats and access over 20,000 newsgroups. MindSpring offers local Internet service in more than 375 locations throughout the United States. MindSpring is also a leading provider of Web Hosting services and domain registrations.

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